Exhibit 10.1

SUBLEASE AGREEMENT

1.    Parties. This Sublease Agreement (“Sublease”), is made and executed as of August 31, 2017, by and between Cardinal Health 127 Inc., a Kansas Corporation (“Cardinal”) and MediciNova, Inc. a Delaware corporation (“Sublessee”).

2.     Premises. Cardinal subleases to Sublessee and Sublessee subleases from Cardinal the Premises. “Premises” means the real property and improvements located at 4275 Executive Square in La Jolla, CA, Suite No. 300 consisting of approximately 4,383 rentable square feet and which is described in the attached Exhibit A (incorporated by reference in this Sublease).

3.    Term. The term of this Sublease (“Term”) shall commence on the later of December 1, 2017 or the receipt of the written consent of The Irvine Company LLC (“Master Lessor”) (“Commencement Date”) and shall end on December 31, 2021 (“Termination Date”), unless sooner terminated as provided herein.

4.    Rent and Security Deposit. During the Term, Sublessee will pay to Cardinal, without further demand or set-off, rent in the following amounts:

Month of Term or Period	Yearly Rate per Rentable Square Foot	Monthly Basic Rate
Months 1	$30/sq.ft.	$10,957.50/Mo.
Months 2 – 5	$15/sq.ft.	$ 5,478.75/Mo.
Months 6 – 12	$30/sq.ft.	$10,957.50/Mo.
Months 13 – 24	$31.20/sq.ft.	$11,395.80/Mo.
Months 25 – 36	$32.45/sq.ft.	$11,852.36/Mo.
Months 37 – 48	$33.75/sq.ft.	$12,327.19/Mo.
Months 49	$35.10/sq.ft.	$12,820.27/Mo.

Upon the complete execution of this Sublease, Sublessee shall pay to Cardinal the amount of $10,957.50 which amount shall be serve as a prepayment of the rent due and payable for the first month of the Term. In the event that the Commencement Date is other than the first day of the month, the monthly rental shall be prorated for the first month and Sublessee shall receive a credit against the monthly rental due commencing with the second month (and if necessary, third month) of the Term equal to the difference between $5,478.75 (or $10,957.50 if third month is considered) and the amount of rent credit actually received in the first calendar month of the Term. Rent is due on the first day of each month during the Term. If Sublessee does not pay rent then due within five business days of when due, Sublessee will pay Cardinal a late charge and interest consistent with Paragraph 14.3 (a) of the Master Lease (defined below).

In addition to the payment of monthly rent for the first month of the Term as provided above, upon complete execution of this Sublease, Sublesse shall deposit with Cardinal the amount of $10,957.50 (“Security Deposit”) as security for Sublessee’s performing Sublessee’s obligations under this Sublease. If Sublessee fails to pay rent or other charges when due, or otherwise defaults on any obligation in this Sublease, Cardinal may use the Security Deposit for the payment of rent or other charges, or for the payment of any other sum which Cardinal is obligated to pay because of Sublessee’s default, or to compensate Cardinal for any loss or damage which it suffers. If Cardinal uses the Security Deposit, Sublessee must deposit enough cash with Cardinal to restore the Security Deposit to the full original amount within five (5) business days of written notice from Cardinal. Sublessee’s failure to do so is a material breach of this Sublease. Cardinal is not required to keep the Security Deposit separate from its general accounts. If Sublessee has performed all of Sublessee’s obligations at the expiration of the Term, after Sublessee vacates the Premises, the balance of the Security Deposit will be returned to Sublessee. No trust relationship is created between Cardinal and Sublessee with respect to the Security Deposit.

5.     Early Access. Subject to the terms and conditions of the Lease dated February 1, 2009 between Master Lessor and Cardinal (as amended the “Master Lease”), including, but not limited to, the prior written approval of Master Lessor, Sublessee shall have the right, at its sole cost and expense, to access the Premises forty-five (45) days before the Commencement Date to install equipment and furnishings. This early access shall be at no charge to Sublessee and shall not trigger commencement of the Sublease.

6.    Use.

6.1    Use. Sublessee may use the Premises only for general office use and no other use.

6.2    Compliance with Law. Sublessee will use the Premises consistent with the terms of the Master Lease and in compliance with all applicable laws, rules, and regulations. Sublessee may not use or permit the use of the Premises in any manner that could create waste or a nuisance or disturb other tenants.

6.3    Conditions of Premises. Sublessee accepts the Premises in their condition existing as of the date of this Sublease, subject to all applicable laws, rules and regulations governing the Premises. Sublessee acknowledges that neither Cardinal nor Cardinal’s agents have made any representation or warranty (express or implied) as to the suitability of the Premises for the conduct of Sublessee’s business. Cardinal does, however, warrant that all building systems (HVAC, mechanical, electrical, and plumbing) shall be in good working order and condition as of the Commencement Date. Further, there currently exists a supplemental air conditioning unit (“AC”) on the Premises which Master Lessor is not responsible for maintaining or repairing under the Master Lease. Sublessee may use this AC during the Term and Cardinal will have the AC serviced and make any ordinary and necessary repairs prior to the Commencement Date. After the Commencement Date, however, Cardinal accepts no responsibility for the maintenance, repair or replacement of the AC.

6.4    Access. Subject to the terms of the Master Lease, Sublessee has access to the Premises throughout the Term; access to the parking lot shall be separately identified in a separate agreement between Ace Parking and Sublessee. “Normal hours” of operation of the heating, ventiliation and air conditioning servicing of the Premises is 8:00 a.m. to 6:00 p.m. Monday through Friday; 9:00 a.m. to 1:00 p.m. on Saturdays, upon request, generally recognized national holidays excepted. Sublessee will pay directly to Master Lessor any costs for the use of HVAC or other services after normal hours of operation to the extent invoiced by Master Lessor pursuant to the terms of the Master Lease and upon giving Master Lessor appropriate notice as outlined in the Master Lease.

6.5    Furniture and Accessories. If Sublessee substantially complies with every material provision of this Sublease, then: (i) Sublessee may use Cardinal’s furniture currently located at the Premises during the Term, which is listed on the attached Exhibit C; and (ii) at the end of the Term, Sublessee shall have the option to purchase the furniture set forth on Exhibit C for $1.00,  provided that the Term is not ended as a result of a default by Sublessee, by means of a bill of sale containing a disclaimer of any express or implied warranties (i.e. transferred “as is”), and in form reasonably acceptable to Cardinal and Sublessee. If Sublessee is in material defaultof this Sublease beyond any applicable cure period, then Cardinal may, at any time, take possession of the furniture.

7.    Master Lease.

7.1     Cardinal is the Tenant of the Premises under the Master Lease, a copy of which is attached hereto as Exhibit B (and incorporated into this Sublease by reference).

7.2    This Sublease is at all times subject and subordinate to the Master Lease.

7.3    Wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean “Cardinal” in this Sublease, and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean the “Sublessee” in this Sublease. Therefore, the terms, conditions and respective obligations of Cardinal and Sublessee under this Sublease are intended to be the same terms and conditions of the Master Lease, except that: (a) the obligations under the Master Lease only apply to the Premises, as the term is defined in this Sublease and, with respect to the prohibition on use and any indemnification obligations arising out of Tenant’s use of the common areas; (b) the following provisions and exhibits of the Master Lease have no application to this Sublease: PARKING (Exhibit F of Master Lease including any modification thereto in the First Amendment and Second Amendment to the Master Lease), Sublessee shall instead contract for its parking spaces (including the number of such spaces) directly with Ace Parking per a separate agreement, OPERATING EXPENSES (Exhibit B of Master Lease), Sublessee shall not be responsible for payment of Operating Expenses provided however that the terms of Exhibit C of the Master Lease although referenced in Exhibit B of Master Lease shall neverthless apply to Sublessee (c) Sublessee shall indemnify and hold harmless Cardinal from any and all claims, damages, and expenses, including, but not limited to reasonable attorney’s fees and expenses, arising from or related to Sublessee’s failure to vacate and deliver the Premises to Master Lessor or Cardinal on a before the expiration of the Term. Further, to the extent that Master Lessor is obligated to provide services, to make any repairs or otherwise to maintain any part of the Premises or common areas, including, but not limited Master Lessor’s repair or maintenance of the foundation, structural components, and plumbing repairs and the provision of services under Paragraph 7.2 of the Master Lease, Cardinal will not be in default under the terms of this Sublease for Master Lessor’s failure to provide the services or perform Master Lessor’s repair or maintenance obligations, provided that, Cardinal has provided notice of the required services, repairs or maintenance to Master Lessor pursuant to the terms of the Master Lease or as requested by Sublessee. Notwithstanding anything to the contrary contained herein, no obligations are imposed on Sublessee that would render Sublessee in default of the Master Lease.

7.4    Except as delineated in Section 7.3 above, Sublessee assumes every obligation of Cardinal under the Master Lease, with respect to the Premises and with respect to the prohibition on use and any indemnification obligations arising out of Sublessee’s occupancy or use of the Premises or common area, for the benefit of Cardinal and Master Lessor.

7.5     The obligations that Sublessee has assumed under Section 7.4 are referred to as the “Sublessee’s Assumed Obligations.”

7.6    Sublessee indemnifies Cardinal from all damages, including reasonable attorney’s fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations. The indemnification obligation of Sublessee shall survive the termination or expiration of this Sublease.

7.7     Cardinal will maintain the Master Lease during the entire term of this Sublease; subject, however, to any earlier termination of the Master Lease without the fault of Cardinal.

7.8    Cardinal represents to Sublessee that the Master Lease is in full force and effect and that Cardinal is not in default under the Master Lease and no event of default has occurred which with the passage of time, notice or both, would be an event of default under the Master Lease.

8.    Assignment of Sublease and Default.

8.1    Cardinal assigns to Master Lessor Cardinal’s interest in this Sublease, including all rentals and income arising under this Sublease, subject to the terms of Section 8.2.

8.2    Until a default occurs in the performance of Cardinal’s obligations under the Master Lease, Cardinal shall receive the rents accruing under this Sublease. However, if Cardinal defaults in the performance of its obligations to Master Lessor, then Master Lessor may, at its option, receive directly from Sublessee all rent owing and to be owed under this Sublease. Master Lessor will not, by reason of the assignment of this Sublease nor by reason of the collection of the rents from the Sublessee, be liable to Sublessee for any failure of Cardinal to perform and comply with Cardinal’s remaining obligations, under the Sublease.

8.3    Cardinal authorizes and directs Sublessee, upon receipt of any written notice from the Master Lessor stating that a default exists in the performance of Cardinal’s obligations under the Master Lease, to pay to Master Lessor the rents due and to become due under this Sublease. Sublessee may rely on any such statement and request from Master Lessor, and Sublessee may pay such rents to Master Lessor without any obligation or right to inquire as to whether such default exists, and notwithstanding any notice from or claim from Cardinal to the contrary, and Cardinal has no right or claim against Sublessee for any such rents paid by Sublessee.

8.4    No changes or modifications may be made to this Sublease without the consent of Cardinal and Master Lessor, which consent shall not be unreasonably witheld, delayed or conditioned.

9.    Consent of Master Lessor.

9.1     This Sublease is not effective unless, within 30 days of the date of this Sublease, Master Lessor consents to the subletting by signing this Sublease, or Master Lessor is deemed to have approved this Sublessee under the terms of the Master Lease.

9.2    If Master Lessor does not give its consent to this Sublease, all moneys previously paid by Sublessee to Cardinal will be promptly returned to Sublessee.

10.    Attorney’s Fees. If any party named in this Sublease brings an action to enforce the terms of or declare rights under this Sublease, the prevailing party in any such action, on trial and appeal, is entitled to its reasonable attorney’s fees to be paid by the losing party as fixed by the court.

11.    Broker Representation. Cardinal and Sublessee represent and warrant to the other that they have not dealt with any broker or other party that may claim a commission or other fee in connection with this Sublease other than CBRE (“Cardinal Broker”) and CRESA (“Sublessee’s Broker”), Cardinal Broker shall be paid a commission by Cardinal pursuant to the terms of a separate agreement.

12.    Insurance. Sublessee will provide Cardinal and Master Lessor with copies of both the certificate of insurance and endorsement naming them as additional insureds and evidencing the coverage as required under the Master Lease and this Sublease upon Sublessee’s execution of this Sublease.

13.    Notices. Any notice or document required or permitted to be delivered under this Sublease will be deemed to be delivered, whether actually received or not, when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties at their respective addresses set out below, or at such other address as they may have specified by written notice delivered in accordance with this Section 14:

Master Lessor:

Regents Square La Jolla LLC

4225 Executive Square, Suite 400

La Jolla, CA 92037

Attn: Property Manager

With a copy of notices to:

The Irvine Company LLC

PO Box 6370

Newport Beach, CA 92658-6370

Attention:Vice President, Operations – Office Properties

Cardinal:

Cardinal Health 127, Inc.

7000 Cardinal Place

Dublin, OH 43017

Attention: Corporate Real Estate

Sublessee:

MediciNova, Inc.

4275 Executive Square, Suite 650

La Jolla, CA 92037

Attention: Kiyomi Suzue

(Prior to Commencement Date)

MediciNova, Inc.

4275 Executive Square, Suite 300

La Jolla, CA 92037

Attention: Yuichi Iwaki, M.D.,Ph.D.

(After Commencement Date)

14.    Holdover. In addition to the terms of 15.1 which shall apply to any holdover by Sublessee, Sublessee shall be responsible for the payment of all costs, expenses and charges incurred by Cardinal under Paragraph 15.1 of the Master Lease arising as a result of such holdover by Sublessee. Nothing herein shall be deemed the permission or consent of Cardinal to Sublessee’s continued occupation of the Premises upon expiration of the Term. Sublessee agrees to indemnify and hold harmless Cardinal from any and all cost damages, causes of actions, claims, expenses and costs, including but not limited to reasonable attorney’s fees and expenses, arising from or resulting from Sublessee’s holdover.

CARDINAL HEALTH 127, INC.

By:	/s/ Michael C. Hoskins
Name:	Michael C. Hoskins
Title:	Director, Real Estate Transactions

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki
Name:	Yuichi Iwaki, M.D.,Ph.D
Title:	President & Chief Executive Officer

EXHIBIT A

Premises

EXHIBIT B

Master Lease

EXHIBIT C

Furniture

Conference Table	1	Conference Chairs	8
Buffet	1	Misc. Art & White Boards
Desks	13	Various Chairs	38
Round Tables	4	Bookcases	8
File Cabinets	6	Overhang Cabinets	12
Chair Mats	3	Refrigerator	1
Microwave	1	Dishwasher	1
Toaster Oven	1

SOLICITORS, 061244, 000313, 100748998.1, FORM OF SUBLEASE